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                                                                  Exhibit 18
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           PREFERABILITY LETTER ON DISCRETIONARY ACCOUNTING CHANGE




Pacific Telesis Group
130 Kearny Street
San Francisco, CA 94108

We are providing this letter for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the "amortization" revenue recognition method to the "point of publication" method contained in Pacific Telesis Group's Form 10-K for the year ended December 31, 1996. Based on our reading of the data and the discussion with the Company officials of the business judgment and business planning factors relating to the change, we believe management's justification is reasonable. Accordingly (in reliance on management's determination regarding elements of business judgment and business planning), we concur that the newly adopted accounting principle described above is preferable in Pacific Telesis Group's circumstances to the method previously applied.




/s/ Coopers & Lybrand L.L.P
San Francisco, California
February 27, 1997